EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this registration statement on the post-effective amendment No.1 to Form S-1 of our report dated October 2, 2023 relating to the consolidated financial statements as of June 30, 2023 and 2022 of Applife Digital Solutions, Inc., (collectively, the “Company”) appearing in the prospectus, which is part of this registration statement. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.  We also consent to the reference to us under the heading “Experts” in such prospectus.

/s/ RBSM LLP

New York, NY

January 12, 2024